Exhibit 10.16

Service Agreement

This service agreement is entered into between:

IO Biotech ApS

[***]

(the “Company”)

and

Eva Ehrnrooth

(the “CMO”)

1	Commencement of employment and title

1.1	With effect from 1 October 2017, the CMO will be employed as Chief Medical Officer (CMO) in the Company on the terms and conditions set forth in this service agreement (the “Agreement”).

1.2	The CMO reports to CEO Mai-Britt Zocca.

2	The duties of the CMO

2.1

The CMO is in co-operation with the other members of management responsible for the daily management of the Company’s medical strategy subject to the instructions and guidelines issued by the CEO and in accordance with the job description, cf. clause 2.4.

2.2	Due to the nature other position, it is the responsibility of the CMO to ensure that her area of business is at all times operated in accordance with the Company’s policies and applicable law.

2.3

Due to the nature of her position, the CMO is entitled to sign on behalf of the Company in matters concerning her area of business, to the extent agreed with the CEO. All questions of extraordinary character or major importance to the Company shall be submitted by the CMO to the CEO.

2.4	The CMO’s duties and objectives are to be described in a separate document, which constitutes an appendix to this Agreement.

3	Place of work

3.1

The CMO’s normal place of work will be at the address of the Company from time to time. The current address of the Company is stated above. The CMO may be required to work at the premises of business partners etc. typically in connection with meetings and the work may involve travelling in Denmark and abroad.

4	Working hours

4.1	The ordinary weekly working hours are 37 hours, excluding lunch break.

The CMO is obliged to undertake overtime work to a reasonable extent. No separate payment will be made to the CMO in respect of overtime hours, and the CMO is not entitled to take time off in lieu.

5	Salary

5.1	The monthly gross base salary is DKK 170,500 payable monthly in arrears on the last working day of each month at the latest.

6	Pension scheme

6.1	The Company has not established a general pension scheme. However, the Company will at the request of the CMO administer payments into a pension scheme established by the CMO.

6.2

The Company is currently in the process of establishing a general pension scheme. Once this scheme is established, the Company will at the request of the CMO be happy to pay part of the agreed base salary, cf. clause 5.1 into such scheme.

7	Bonus

7.1

The CMO will be eligible to bonus. Bonus targets/milestones are determined from year to year by the CEO and notified to the CMO before or at the latest at the beginning of the financial year. The bonus targets/milestones are determined with due consideration to the research strategy of the Company for the year in question and will be set forth in a separate document which constitutes an appendix to this Agreement. Any bonus will be paid to the CMO no later than with the first ordinary payment of salary after the annual report has been approved by the general meeting. Bonus amounts cannot exceed 20% of the annual base salary, cf. clause 5.1.

7.2

The CEO and ultimately the Board of Directors shall discretionarily determine to what extent the bonus targets/milestones have been fulfilled and will if targets/milestones are only partially met prorate the bonus accordingly. If the Board of Directors decides during the bonus year to change the strategy or objectives of the Company, the CEO and ultimately the Board of Directors may redefine the targets/milestones, while reasonably taking into account the remaining time left to achieve such new targets/milestones when assessing to what extent the targets/milestones have been met.

8	Warrants

8.1

Subject to satisfactory performance, the CMO will free of charge receive warrants in the Company in connection with the next round of issuing warrants. The warrants will be granted in accordance with the terms and conditions of the warrant scheme determined at the discretion of the Board of Directors. Exercise of the warrants will be conditional upon the warrants vesting in accordance with the terms of the scheme. The warrants will in total grant the CMO the right to subscribe for 2,766 A-shares in the Company of nominally DKK 1 each against cash payment. The number of A-shares corresponds to 1% of the joint capital of the Company at the time of entering into this Service Agreement (i.e. DKK 276,557.00).

9	Sign-On fee

9.1	The CMO will receive a sign-on fee of gross DKK 186,000 payable immediately after this Service Agreement has been signed by the parties.

10	Other benefits and payments

10.1	The Company will provide the CMO with mobile telephone, internet access and a PC. The Company will pay all reasonable expenses in this respect.

10.2	The CMO shall not be allowed to use any telephone connections, cf. clause 10.1 above, for paying e.g. contributions to charitable work or participation in competitions requiring payment of fees.

10.3

If so requested by the Company, the CMO shall return the items listed above no later than on the day on which the CMO’s duty to work ceases. At such date, the Company will also cease to pay the costs relating to the mobile telephone and internet access. During any remaining notice period, the CMO will receive a monthly amount corresponding to the applicable tax value of the benefits in question. The CMO has no lien or right of retention on the items.

10.4

The parties agree that the Company will arrange for the CMO to be subject to a health insurance scheme. However, the CMO acknowledges and agrees that such insurance will first need to be established and thus will not apply as of commencement of employment.

10.5	Any tax consequences to the CMO arising out of the above benefits are of no concern to the Company.

11	Pregnancy and childbirth

11.1	The CMO is entitled to absence in connection with pregnancy and childbirth in accordance with applicable Danish law.

11.2

The CMO is entitled to salary, cf. clause 11.3, during absence in connection with pregnancy and childbirth from 4 weeks before the expected childbirth and until 14 weeks after the birth. Moreover, the CMO is entitled to salary, cf. clause 11.3, for up to 13 weeks after the 14th week after the birth.

11.3

The right to salary is contingent upon the Company obtaining maximum reimbursement in the form of maternity benefits and compensation from the applicable maternity scheme and the salary payment cannot exceed the amount that the Company obtains from time to time.

11.4

Notwithstanding the clauses above, the CMO is always entitled to receive half her salary during absence in connection with pregnancy and childbirth from 4 weeks before the expected childbirth and until 14 weeks after the birth.

12	Holidays

12.1	The CMO is entitled to holidays with pay and holiday allowance in accordance with the provisions of the Danish Holiday Act in force from time to time.

12.2

The CMO is moreover entitled to 5 special days off per holiday year. During the first holiday year (1.5.2017-30.4.2018), the number of special days off will be granted proportionately. Each of the special days off is to be taken as a full day off. Any special days off that have not been taken within the holiday year or before expiry of a notice period will lapse without any monetary compensation. The special days off are not governed by the Danish Holiday Act. Holidays under the Danish Holiday Act shall be taken before the special days off

12.3

The holiday should generally be taken subject to agreement between the CEO and the CMO or otherwise notified in accordance with the applicable rules in the Danish Holiday Act. However, during a notice period, the Company may give notice to the effect that the main holiday and the remaining part of the holiday are to be taken subject to 1 month’s written notice. Also, holidays already planned during a notice period must be taken during this period regardless of the duration of the notice period.

13	Sickness

13.1	The CMO is entitled to receive salary during periods of sickness in accordance with the provisions of the Danish Salaried Employees Act in force from time to time.

13.2

If, due to sickness, the CMO is prevented from carrying out work, the CMO is obliged to inform the Company by telephone before commencement of normal working hours. At the request of the Company, the CMO is obliged to document sickness.

13.3	The CMO is entitled to paid leave on child’s first sick day.

14	Entertainment and travel expenses

14.1

The CMO’s reasonable costs in connection with travel and entertainment in the interest of the Company will be refunded by the Company subject to receipts in accordance with the Company’s guidelines in force from time to time. The CMO shall account for travel and entertainment expenses as soon as possible after the expenses have been paid.

15	Other activities or interests and loyalty

15.1

During the period of employment and during a notice period, the CMO is obliged to devote the whole of the CMO’s time to the business of the Company. The CMO may therefore neither directly nor indirectly undertake any other professional activity, whether remunerated or not, without obtaining the prior written approval of the CEO.

15.2	During the employment and during a notice period, the CMO is obliged to observe an obligation of loyalty towards the Company.

16	Rules of procedure governing the performance of work

16.1

The Company has established policies governing the performance of the work and attaches great importance to the CMO observing these rules and keeping up to date of any changes. Failure to comply with the Company’s policies may have legal consequences for the CMO’s employment.

17	Confidentiality and return of material

17.1

The CMO has a duty of strict confidentiality in respect of all information received in connection with the performance of the duties and the CMO shall not be allowed to make any public statements or release without the prior written consent of the CEO. The duty of confidentiality remains in force after end of employment. Failure to observe the duty of confidentiality may have legal consequences for the CMO’s employment.

17.2

No later than on the day on which the CMO’s duty to work ceases, the CMO is obliged to return all items and material that belong to or relate to the activities of the Company. No lien or right of retention may be exercised on items or material belonging to the Company.

18	Combined non-competition and non-solicitation clause

18.1	During the employment and for a period of 6 months after the employment has ended, the CMO:

(a)

shall not commence any business or in any way be engaged in any business (as own -er, board member, employee, agent, consultant or otherwise) that directly or indirectly competes with the business conducted by the Company within cancer vaccines targeting immune modulation for the treatment and prevention of cancer at the time the employment ended.

This non-competition clause applies globally and also covers competing activities on social media, including LinkedIn.

This non-competition clause is entered into as the Company and the CMO agree that the CMO is an exceptionally trusted employee. Given the CMO’s duties and position, she will be or come into possession of knowledge or confidential information that can be used to the detriment of the Company by a competing business. This includes knowledge about the Company’s diverse pipeline in the field of Immuno Oncology.

This non-competition clause shall lapse if the employment is terminated by the Company without the CMO having given just cause for such termination or if the CMO terminates the employment, and the Company’s failure to meet its obligations pro -vides just cause for such termination. In such cases, the CMO is not entitled to receive compensation from the third month, however, the CMO is still entitled to receive the Lump Sum, cf. below, if the CMO has been employed for at least 3 months when then employment ends.

(b)

shall not, whether directly or indirectly, have any business contact with or be employed by a business or person that was a customer or business partner of the Company and with whom the CMO during the 12 months preceding the date of termination has had business relations. Indirect business contact shall be understood as e.g. the CMO’s employment with a business that has business contact with any of the customers comprised by this non-solicitation clause, regardless of whether it has been agreed with the new employer that the CMO is not to serve the customers in question.

This non-solicitation clause also covers direct and indirect business contact on social media, including LinkedIn.

At the latest in connection with the termination of employment by either party, the CMO will receive a list of the customers governed by this non-solicitation clause. Upon request, the CMO is to draft such list. The CMO is obliged to contribute loyally towards ensuring that the list of customers concerned reflects the customers with whom the CMO has had business relations.

18.2	This combined non-competition and non-solicitation clause is enforceable only when the CMO has been employed continuously for 6 months.

18.3

During the period after the employment has ended, in which this combined non -competition and non-solicitation clause remains in force, the CMO will receive compensation corresponding to 60% of the remuneration at the time the employment ended. Compensation for the first 2 months is paid as a lump sum at the end of employment, regardless of whether the CMO obtains other suitable employment (the “Lump Sum”). From the third month after the employment has ended, compensation will be paid monthly in arrears during the remaining part of the period.

18.4

If the CMO commences independent business or obtains other suitable employment, the CMO is from the third month after the employment has ended entitled only to compensation corresponding to 24% of the remuneration at the time the employment ended.

18.5

The CMO is obliged to actively apply for other suitable employment. If the CMO fails to meet the CMO’s duty to mitigate losses, the right to compensation will lapse. However, the CMO is entitled to the Lump Sum if the CMO has been employed for at least 3 months when the employment ends.

18.6

During the period in which this combined non-competition and non-solicitation clause remains in force, the CMO is obliged to inform the Company in writing if the CMO commences independent business and/or obtains new employment. Failure to do so will be regarded as a material breach of this agreement.

18.7	In the event of summary dismissal with just cause, the CMO’s right to compensation lapses, including the Lump Sum.

18.8

Breach of the non-competition and/or non-solicitation clause may be sanctioned by injunction. Further, the CMO will be obliged to pay damages and an agreed penalty corresponding to 3 months’ gross salary for each occurrence of the breach. If the breach concerns an ongoing situation that is in breach of the non-competition and/or non-solicitation clause, one breach shall be deemed to have occurred for each calendar month or part thereof in which the breach occurs. The employee’s payment of the agreed penalty and/or damages does not render the non-competition and/or non-solicitation clause ineffective and does not prevent the Company from seeking other remedies.

18.9

The Company may at any time terminate this combined non-competition and non-solicitation clause by giving 1 month’s written notice to expire at the end of a month. In such case, the CMO may be entitled to receive the Lump Sum.

19	Intellectual property rights

19.1	All intellectual property rights or assets that the CMO may develop or contribute in developing belong to the Company. The CMO is not entitled to any separate remuneration in this respect.

19.2	The CMO must sign all necessary declarations and permissions to ensure transfer, registration etc. of the rights in question.

19.3

The Danish Act on Employees’ Inventions applies to inventions and utility models that may be patented or registered in Denmark. However, section 7(1) of the Act is deviated from to the effect that the Company is regarded as having given the CMO notice of its intention to acquire the invention or utility model unless the Company has given the CMO notice to the contrary within 1 month after having received the notice provided for in section 6 of the Act. Only if the CMO has received such written notice, the CMO is entitled to dispose of the invention or utility model and disclose information hereof to third parties.

20	Termination

20.1	The CMO is not subject to a probationary period.

20.2

Notice of termination shall be made in accordance with the provisions of the Danish Salaried Employees Act in force from time to time. However, the notice periods provided for in the Danish Salaried Employees Act are mutually extended by 1 month. Further, it is agreed that the notice to be given by the Company shall from the beginning of the employment be at least 6 months to the end of a month.

20.3	Notice of termination must be given in writing not later than on the last day of the month at the expiry of which the notice period commences.

20.4

If, during a period of 12 consecutive months, the CMO has received salary during sickness for a total period of 120 days, the Company may terminate the employment giving 2 months’ written notice to expire at the end of a month.

21	Tax consequences

21.1	Any tax consequences for the CMO arising out of this Agreement shall be of no concern to the Company.

22	Venue and governing law

22.1	The employment is subject to Danish law and any dispute between the parties shall be settled at the Company’s venue.

23	Other issues

23.1

With due respect of the secrecy of the mails and to the extent that it is deemed necessary in consideration to the safety or operations of the Company, the Company will register and read the CMO’s business related (i.e. not private) e-mails and monitor the CMO’s use of the internet.

23.2	The CMO must keep the Company informed of her current address.

23.3	The Danish Salaried Employees Act applies to the employment. The employment is not subject to any collective bargaining agreements.

23.4

The CMO is hereby informed that the Company may transfer all sensitive and non -sensitive data concerning the employment to group companies and third parties, both within and outside the EU in case such transfer serves just cause, e.g. because the transfer takes place in connection with a third party’s potential investment in the Company. Upon transfer of such data, a duty of confidentiality will be imposed upon the recipient.

This Agreement is signed in duplicate. The parties each receive one original copy.

Date:	Date:

For and on behalf of the Company:

/s/ Mai-Britt Zocca	/s/ Eva Ehrnrooth
Mai-Britt Zocca, CEO	Eva Ehrnrooth